Exhibit (g)(2)

                        AMENDMENT TO CUSTODIAN CONTRACT
                        -------------------------------

     This Amendment to the custody contract is made as of August 17, 2000, by and between State Street Bank and Trust Company (the "Custodian") and Scudder Variable Life Investment Fund, on behalf of each of its Portfolios (the "Fund"). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Custodian Contract referred to below.

     WHEREAS, the Fund and the Custodian entered into a Custodian Contract dated August 22, 1985 (as amended from time to time, the "Custodian Contract"; and

     WHEREAS, the Fund and the Custodian wish to amend the Custodian Contract to enable the Fund to instruct the Custodian to pay out Fund moneys for cash sweeps and interfund lending or borrowing transactions and to pay out Fund moneys and to segregate collateral for interfund lending or borrowing transactions;

     Now, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein and in the Custodian Contract, the parties hereby agree to amend the Custodian Contract as follows:

1 .      Payment of Fund Moneys
         ----------------------

         Section II(H)(7) is renumbered as Section II(H)(9), and new Sections II(H)(7) and II(H)(8) are added to the Custodian Contract as follows:

         (7) in connection with a lending or borrowing transaction between the Fund, on behalf of a Portfolio, and an investment company, on behalf of a Portfolio, advised by Scudder Kemper Investments;

         (8) in connection with a cash sweep arrangement; or

2.       Segregated Account
         ------------------

         Section M(iv) is renumbered as Section M(v) and new Section M(iv) is added to the Custodian Contract as follows:

         (iv) for the purpose of segregating securities or other assets of the Fund in connection with a borrowing transaction between the Fund, on behalf of a Portfolio, as borrower and an investment company, on behalf of a Portfolio, advised by Scudder Kemper Investments, and

     IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the date written above.

                                   SCUDDER VARIABLE LIFE INVESTMENT FUND

                                   By:  /s/John Millette
                                       ------------------------------

                                   Its: Vice President
                                       ------------------------------


                                   STATE STREET BANK AND TRUST COMPANY

                                   By:  /s/Ronald E. Logue
                                       ------------------------------

                                   Its: Vice Chairman
                                       ------------------------------